EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR 2004 EARNINGS

Philadelphia, PA, November 23, 2004 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the fourth quarter and fiscal year ended September 30, 2004.

Net income for the fiscal year ended September 30, 2004 (fiscal 2004) was $5.9 million, or $1.07 per common share (diluted), compared to net income for fiscal 2003 of $14.0 million, or $2.47 per common share (diluted).   The Company’s diluted earnings per share of $1.07 per share for fiscal 2004 was within the Company’s most recent guidance range of $1.02 to $1.10 per share provided in its October 7, 2004 and November 4, 2004 press releases.  Net loss for the fourth quarter of fiscal 2004 was $3.6 million, or $(0.70) per common share, compared to net income for the fourth quarter of fiscal 2003 of $1.6 million, or $0.29 per common share (diluted).

Net sales for fiscal 2004 increased 5.2% to $518.1 million from $492.4 million for fiscal 2003.  Comparable store sales decreased 4.9% during fiscal 2004 (based on 765 locations) versus a comparable store sales increase of 0.3% during fiscal 2003 (based on 702 locations).  For the year ended September 30, 2004, the Company opened 93 stores, including 22 multi-brand stores, and closed 61 stores, with 38 of these store closings related to multi-brand store openings, including the opening of the Company’s first four Destination Maternity™  Superstores during fiscal 2004.  In addition, during fiscal 2004, the Company opened 81 leased department locations and closed 4 leased department locations, with the openings predominantly coming from the exclusive introduction of the Company’s new Two Hearts Maternity™ collection in 71 Sears® stores to replace the existing maternity lines in these stores.  The Company ended fiscal 2004 with 883 stores and 1,115 total retail locations, compared to 851 stores and 1,006 total retail locations at the end of fiscal 2003.  Earnings before interest, taxes, depreciation and amortization (EBITDA)  was $34.8 million for fiscal 2004 compared to $47.0 million of EBITDA for fiscal 2003.

MOTHERS WORK REPORTS FISCAL 2004 RESULTS

Net sales for the fourth quarter of fiscal 2004 decreased 1.1% to $121.0 million from $122.4 million in the same quarter of the preceding year.  Comparable store sales decreased 8.3% during the fourth quarter of fiscal 2004 (based on 859 locations) versus a comparable store sales decrease of 1.4% during the fourth quarter of fiscal 2003 (based on 823 locations).  For the fourth quarter of fiscal 2004, the Company opened 24 stores, including 9 multi-brand stores, and closed 24 stores, with 15 of these store closings related to multi-brand store openings, including the opening of three Destination Maternity™  Superstores during the quarter.  In addition, during the fourth quarter of fiscal 2004, the Company opened 7 leased department locations and closed one leased department location.  EBITDA was $0.4 million for the fourth quarter of fiscal 2004 compared to $8.9 million of EBITDA for the fourth quarter of fiscal 2003.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “Although we are obviously not pleased with our financial results for the fourth quarter and full year fiscal 2004, we recognize the significant impact on our results of the dramatically increased competitive pressures in our market and are very excited about the progress we have made in the past year in developing our strategic business initiatives to promote our continued long-term growth in sales and profitability, while addressing the competitive environment.  We currently face maternity competition in over 1,000 more competitor locations than a year ago.  We believe that this increased competition caused an oversupply of  maternity apparel in the market and that the increasingly deep markdowns taken by our competitors to stimulate sales and clear seasonal inventories significantly and adversely affected our fourth quarter and full year sales and earnings results.  With our comparable store sales down 8.3% for the fourth quarter and down 4.9% for the full fiscal year, our earnings for the quarter and full year were materially below last year and below our original expectations.

“Mothers Work is well positioned for fiscal 2005 and beyond.  We see fiscal 2005 as an important year of strategic transition as we significantly increase the number of “doors” through which our maternity apparel products are sold to consumers through our new Kohl’s and significantly expanded Sears initiatives, and as we continue to develop and expand our multi-brand store concepts, including our Destination Maternity™  Superstore.  These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time.  Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one, and frequently will involve one-time store closing costs resulting primarily from early lease terminations.

“Over the past year, we have tested several combination store concepts under our Mimi Maternity® brand, carrying a wide selection of both Mimi Maternity® and Motherhood Maternity® product and, in certain cases, A Pea in the Pod® product.  We have been very encouraged by the initial results of our “combo” stores in terms of their ability to drive increased sales and their potential to reduce store operating expense percentages.  Based on our success with our initial combo stores, we opened additional two-brand combo stores, and also developed the concepts of a “triplex” store, carrying all three of our brands, and a maternity “superstore” which includes elements beyond apparel.  As of September 30, 2004, we have 29 two-brand combo stores, 2 triplex stores, and 4 Destination Maternity™ Superstores.

“On March 4, 2004 in Danbury, Connecticut, we opened our first Superstore, a nearly 4,000 square foot test store carrying all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products.  This store also has a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children.  These elements combine to give our Destination Maternity™ Superstore not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer.  Our Superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore.  We believe the Superstore model will increase overall sales in the geographical markets they serve and will improve store profitability margins by reducing store operating expense percentages.  We are actively working to continue to refine our maternity superstore concept and to find additional suitable new locations for the concept.  We opened three additional Destination Maternity™ Superstores during August 2004, have four additional Superstores scheduled to open during the first six months of fiscal 2005, and may open additional Superstores in fiscal 2005 as we find and evaluate additional potential locations and obtain additional results and insights from our existing Superstores.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

“We are also excited by the potential of our various initiatives to build on our valuable customer relationship by expanding our marketing partnership programs.  Such initiatives include the launch of the futuretrust™ college savings program in our stores in November 2003, the launch of our in-store gift bag program in July 2004, the pursuit of potential licensing opportunities for our brands with retailers and manufacturers of baby products, as well as the increased leveraging of our opt-in customer database.

“We strongly believe these strategic business initiatives will promote our long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel market.  In addition, we continue to work aggressively to monitor and control our inventory levels and to control expenses, while we continue to focus on reducing product sourcing lead times and improving our flow of new fashion.  However, given the continued fierce competitive environment, we are taking a cautious outlook in our financial projections for fiscal 2005.  We are cautiously encouraged by our improved sales results thus far in the first quarter of fiscal 2005 compared to the fourth quarter of fiscal 2004.  For October, we realized a comparable store sales increase of 1.0%, which was favorably impacted by approximately 3 percentage points due to having an extra Saturday and Sunday compared to last October.  We currently estimate that our comparable store sales for November will decrease approximately 11% versus last year, but it is important to note that this figure is adversely impacted by approximately 3 to 4 percentage points due to having one less Saturday and Sunday compared to last November.  For the first quarter of fiscal 2005, we are targeting net sales in the $135 million range, based on an assumed comparable store sales decrease of 3% to 4% for the quarter, and are targeting earnings per common share of between a loss of $(0.10) per share and breakeven ($0.00 per share).

“We are targeting net sales for the full year fiscal 2005 in the $565 to $575 million range, representing sales growth of approximately 9% to 11% over fiscal 2004, based on the planned sales contribution from our Kohl’s and Sears initiatives and our new stores, partially offset by an assumed comparable store sales decrease of between 1.0% and 2.5% for the full fiscal year, with comparable store sales planned weaker in the first half of the fiscal year than in the second half when we face weaker prior year sales comparisons.

“Our targeted sales for fiscal 2005 reflect our plan to open between 30 and 40 new stores during the year, including approximately 15 to 20 new multi-brand stores, and close approximately 48 to 60 stores, with approximately 30 to 40 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity™ Superstores.  In addition, based on the success of the initial launch last April of our Two Hearts Maternity collection, available exclusively at selected Sears locations, we will be expanding the distribution of our Two Hearts Maternity collection from 72 Sears locations currently to a total of approximately 645 Sears locations beginning in March 2005.  This proprietary brand will replace the existing maternity apparel lines in those locations and will become the exclusive maternity apparel offering in Sears stores.  In February 2005, our Oh Baby! by Motherhood™ collection will launch at

Kohl’s stores throughout the United States and on Kohls.com.  The Oh Baby! by Motherhood™ collection, available exclusively at Kohl’s under a licensed arrangement, will replace the existing maternity apparel lines at Kohl’s and will become their exclusive maternity apparel line.  Kohl’s currently operates 637 stores in 40 states.

“We project that our gross margin for fiscal 2005 will be approximately 52.5% of net sales, a reduction from our 54.3% gross margin in fiscal 2004, driven by the lower planned gross margin of sales from our new licensed business.  We expect our operating expenses to decrease slightly as a percentage of net sales for fiscal 2005 versus fiscal 2004, primarily as a result of the expense leverage from the addition of our licensed business and a continued sharp focus on expense control, partially offset by the negative expense leverage resulting from our assumed comparable store sales decrease.  Based on these assumptions, we are projecting EBITDA for fiscal 2005 in the $32.3 to $35.3 million range and diluted earnings per common share of between $0.70 and $1.00 per share.  Despite the expected positive earnings contribution of our new business initiatives in fiscal 2005, this targeted earnings range for fiscal 2005 is lower than our fiscal 2004 diluted earnings per share of $1.07, due to the adverse effect on earnings of our assumed comparable store sales decline of between 1.0% and 2.5%.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“Our target for fiscal 2005 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company.  Pursuant to the share repurchase program approved by our Board of Directors in March 2003, which expires in March 2005 unless extended, the Company has repurchased and retired approximately 142,000 shares of its common stock to date at a total cost of approximately $3.2 million.

“We are planning our fiscal 2005 capital expenditures to be between $12 million and $14 million, compared to $14.7 million for fiscal 2004, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2005 year end to increase somewhat from fiscal 2004 year end, due to the inventory needs of our new initiatives, but at a lesser rate than our planned sales growth.  Based on these targets and plans, we expect our fiscal 2005 capital expenditures to be funded through our cash flow from operations.  We are very pleased with our strong balance sheet and financial liquidity.  As previously disclosed, on October 15, 2004 we entered into an amended credit agreement for a five-year $60 million senior secured credit facility to replace our existing facility which had a maturity date of September 15, 2005.  This amended credit facility provides us with very strong financial liquidity and flexibility, and provides lower borrowing rates than our previous credit facility.  Although we had no outstanding credit line borrowings during fiscal 2004, and expect to have none at the end of fiscal 2005, we expect that we may have modest credit line borrowings during certain periods of fiscal 2005, reflecting seasonal fluctuations in cash flow.

“Looking forward to fiscal 2006, we expect to realize increased earnings contribution from our new strategic initiatives, including a full year contribution from our Sears and Kohl’s initiatives, and expect to generate higher earnings than fiscal 2005, while generating positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2004 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (773) 756-4618.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Friday, November 26, 2004 by calling (402) 220-3762.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2004, Mothers Work operates 1,115 maternity locations, including 883 stores and 232 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	9/30/04	9/30/03	9/30/04	9/30/03

Net sales	$120,995	$122,400	$518,051	$492,447
Cost of goods sold	57,424	56,464	239,613	225,191
Gross profit	63,571	65,936	278,438	267,256
SG&A expenses, excluding depreciation & amortization	63,212	57,014	243,673	220,242
EBITDA	359	8,922	34,765	47,014

Depreciation & amortization	2,702	2,511	10,212	9,862
Operating income (loss)	(2,343)	6,411	24,553	37,152
Interest expense, net	3,684	3,682	14,765	14,469
Income (loss) before income taxes	(6,027)	2,729	9,788	22,683
Income tax provision (benefit)	(2,411)	1,091	3,915	8,733
Net income (loss)	$(3,616)	$1,638	$5,873	$13,950

Income (loss) per share – basic	$(0.70)	$0.31	$1.13	$2.66
Average shares outstanding – basic	5,202	5,222	5,212	5,236
Income (loss) per share – diluted	$(0.70)	$0.29	$1.07	$2.47
Average shares outstanding – diluted	5,202	5,634	5,501	5,646

Selected Balance Sheet Data

(in thousands, unaudited)

	September 30, 2004	September 30, 2003

Cash and cash equivalents	$12,867	$18,731
Short-term investments	2,000	2,000
Inventories	92,743	84,505
Property, plant and equipment, net	60,288	57,811
Line of credit borrowings	—	—
Long-term debt	127,629	127,768
Stockholders’ equity	66,270	61,391

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income (Loss) to EBITDA and

Operating Income (Loss) Margin to EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	9/30/04	9/30/03	9/30/04	9/30/03

Operating income (loss)	$(2,343)	$6,411	$24,553	$37,152

Add: depreciation & amortization expense	2,702	2,511	10,212	9,862
EBITDA	$359	$8,922	$34,765	$47,014

Net sales	$120,995	$122,400	$518,051	$492,447

Operating income (loss) margin (Operating income (loss) as a percentage of net sales)	(1.9)%	5.2%	4.7%	7.5%
Depreciation & amortization expense as a percentage of net sales	2.2	2.1	2.0	2.0
EBITDA margin (EBITDA as a percentage of net sales)	0.3%	7.3%	6.7%	9.5%

Reconciliation of Projected Operating Income to Projected EBITDA

(in millions, unaudited)

For the Fiscal Year Ending 9/30/05

Projected operating income	$21.3 to 24.3
Add: projected depreciation & amortization expense	11.0
Projected EBITDA	$32.3 to 35.3

Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and Amortization Expense (1)

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	9/30/04	9/30/03	9/30/04	9/30/03

SG&A expenses	$65,914	$59,525	$253,885	$230,104
Less: depreciation & amortization expense	2,702	2,511	10,212	9,862
SG&A expenses, excluding depreciation & amortization	$63,212	$57,014	$243,673	$220,242

Net sales	$120,995	$122,400	$518,051	$492,447

SG&A expense margin (SG&A expense as a percentage of net sales)	54.5%	48.6%	49.0%	46.7%
Depreciation & amortization expense as a percentage of net sales	2.2	2.1	2.0	2.0
SG&A expense margin, excluding depreciation & amortization (SG&A, excluding depreciation & amortization, as a percentage of net sales)	52.2%	46.6%	47.0%	44.7%

(1)  Components may not add to total due to rounding.

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